EARNINGS RELEASE

SUPPLEMENTAL DATA

THIRD QUARTER / **2015**

MAA

WWW.MAAC.COM

TABLE OF CONTENTS
Press Release Text	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Funds from Operations	10
Consolidated Balance Sheets	11
Non-GAAP Financials and Other Definitions	12
Portfolio Statistics	S-1
Components of Property Net Operating Income/Components of Same Store Property Expenses	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Same Store Comparisons	S-6
Multifamily Development Pipeline/Multifamily Lease-up Communities	S-9
2015 Acquisition Activity	S-9
2015 Disposition Activity	S-10
Debt and Debt Covenants as of September 30, 2015	S-11
EBITDA and Balance Sheet Ratios	S-13
2015 Guidance	S-14
Credit Ratings/Common Stock/Investor Relations Data	S-15

OVERVIEW

MAA REPORTS THIRD QUARTER RESULTS
MEMPHIS, Tenn., October 28, 2015 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter ended September 30, 2015.

Highlights

•
Core Funds from Operations, or Core FFO, per diluted common share and unit, or per Share, was $1.38 for the third quarter; 8% above the same period in the prior year and a record quarterly performance for the company.

•
Same store net operating income, or NOI, for the third quarter increased 8.1% as compared to the same period in the prior year, based on a 6.1% increase in revenue and a 3.0% increase in property operating expenses.

•	Average revenue per occupied unit for the same store portfolio increased 5.1% to $1,123, primarily driven by an increase in average effective rent per unit of 4.6%.

•	Average physical occupancy for the quarter increased 0.9% over the prior year and physical occupancy ended the quarter at 96.6%.

•	Resident turnover for the same store portfolio remained low for the third quarter of 2015 at 53.3% on a rolling twelve month basis.

•
During the quarter, we acquired two properties, a 252-unit community located in the Norfolk/Hampton/Virginia Beach, Virginia Metropolitan Statistical Area, or MSA and a new 280-unit community located in the Kansas City, Missouri-Kansas MSA.

•
During the quarter, we sold three properties containing 1,602 units. For the full year, we have sold 21 properties, recognizing gains of $190.0 million and producing internal rates of return on invested capital of 14.1% on a leveraged basis.

•	MAA has four development communities with a total projected cost of approximately $120 million under construction. An additional $10.5 million of construction costs were funded during the quarter.

•
Three communities remained in lease-up as of quarter-end, with an average occupancy of 91.0%. Two of these properties were acquired in lease-up and the third was a development project completed by the company during the second quarter.

•	Year-to-date, we have renovated 4,209 apartment homes under our redevelopment program, achieving average rental rate increases of 10.6% above non-renovated homes.

•
Following quarter end, we completed the refinancing of our unsecured revolving credit facility, increasing borrowing capacity to $750 million and further improving terms to reflect our strong credit profile.

•	The company is issuing revised guidance for the full year of 2015, with Core FFO now expected to be in the range of $5.39 per Share to $5.49 per Share for the full year.

Eric Bolton, Chairman and Chief Executive Officer, said, “MAA's focus on diversifying capital across the high growth Sunbelt region continues to generate strong leasing results. Our balanced approach, aimed at deploying capital to target a broad segment of the rental market, supported by a strong operating platform, continues to capture solid rent growth and high occupancy. Active capital recycling over the past few years has improved the quality of our portfolio and has MAA well-positioned for continued strong full cycle performance.”

Funds from Operations
For the quarter ended September 30, 2015, FFO was $114.5 million, or $1.44 per Share, compared to $103.8 million, or $1.31 per Share, for the quarter ended September 30, 2014. Core FFO, which excludes certain non-cash or non-routine items, for the quarter ended September 30, 2015 was $109.9 million, or $1.38 per Share, as compared to $101.6 million, or $1.28 per Share, for the quarter ended September 30, 2014.

For the nine months ended September 30, 2015, FFO was $333.8 million, or $4.20 per Share, compared to $296.7 million, or $3.74 per Share, for the nine months ended September 30, 2014. Core FFO for the nine months ended September 30, 2015 was $323.1 million, or $4.06 per Share, as compared to $291.0 million, or $3.67 per Share, for the nine months ended September 30, 2014.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in this press release.

Net Income Available to Common Shareholders
For the quarter ended September 30, 2015, net income available for common shareholders was $91.7 million, or $1.22 per diluted common share, compared to $67.0 million, or $0.89 per diluted common share, for the quarter ended September 30, 2014. Results for the quarter ended September 30, 2015 included $54.6 million, or $0.73 per diluted common share, of gains related to the sale of real estate assets during the period, as compared to $35.9 million, or $0.48 per diluted common share, of for the quarter ended September 30, 2014.

For the nine months ended September 30, 2015, net income available for common shareholders was $289.3 million, or $3.84 per diluted common share, compared to $113.5 million, or $1.51 per diluted common share, for the nine months ended September 30, 2014. Results for the nine months ended September 30, 2015 included $190.2 million, or $2.53 per diluted common share, of gains related to the sale of real estate assets during the period. Results for the nine months ended September 30, 2014 included $10.3 million, or $0.14 per diluted common share, of merger and integration expenses and $48.2 million, or $0.64 per diluted common share, of gains related to the sale of real estate assets during the period.

Third Quarter Same Store Operating Results

Operating results for the Same Store portfolio of 71,376 apartment units for the company's Large Market and Secondary Market portfolios are presented below:

	Percent Change From				Three months ended
	Three months ended September 30, 2014				September 30, 2015
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Markets	6.5%	3.6%	8.5%	5.6%	96.5%
Secondary Markets	5.2%	1.9%	7.4%	2.8%	96.6%
Same Store	6.1%	3.0%	8.1%	4.6%	96.6%

Total Same Store revenue growth of 6.1% during the third quarter was primarily produced by a 5.1% increase in revenues per occupied unit, to $1,123, combined with a 0.9% increase in average physical occupancy for the quarter, as compared to the same period in the prior year. Overall physical occupancy for the Same Store portfolio ended the quarter at 96.6%. Operating expenses increased 3.0% for the quarter, with the largest portion of the growth related to utilities and personnel expenses for the quarter.

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisition and Disposition Activity
During the third quarter, MAA acquired two new communities: Radius, a 252-unit community located in the Norfolk/Hampton/Virginia Beach, Virginia MSA, and Haven at Prairie Trace, a 280-unit community located in the Kansas City, Missouri-Kansas MSA, for a combined purchase price of $86.6 million. These acquisitions bring the year-to-date purchase price for new acquisition properties to $244.4 million for five properties containing 1,409 units.

During the third quarter, the company closed on the disposition of three additional multifamily properties: Whisperwood, a 1,008-unit community located in Columbus, Georgia; Colonial Grand at Wilmington, a 390-unit community located in Wilmington, North Carolina; and Savannah Creek, a 204-unit community located in the Memphis, Tennessee MSA.

Year to date, MAA received combined gross proceeds of $354.3 million by selling 21 properties with an average age of 25 years and recognized total net gains on the sale of real estate assets of $190.0 million. As a result of these property sales, the company has exited eleven markets included in the Secondary Market segment of the portfolio, achieving an economic cap rate of 5.8% and internal rates of return on invested capital of 14.1% on a leveraged basis and 10.3% on an unleveraged basis.

Development and Lease-up Activity
MAA has four development communities with a total projected cost of $119.5 million under construction, with an expected stabilized NOI yield of 7.2%. During the third quarter MAA funded an additional $10.5 million, with $54.0 million remaining to be funded. The company had three communities remaining in lease-up during the quarter: Colonial Grand at Bellevue Phase

II, an expansion community located in Nashville, Tennessee, completed during the second quarter; Retreat at West Creek, located in Richmond, Virginia, and Skysong, located in Phoenix, Arizona, which were both acquired in lease-up during the second quarter. Average occupancy for the three communities was 91.0% at the end of the quarter.

Redevelopment Activity
The company continues its redevelopment program at select communities throughout the portfolio. During the third quarter, MAA renovated a total of 1,777 units at an average cost of $4,596 per unit, bringing total units renovated during the year to 4,209 at an average cost of $4,522 per unit, and achieving average rental rate increases of 10.6% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the portfolio totaled $15.8 million for the third quarter, or approximately $0.20 per Share, as compared to $19.2 million, or $0.24 per Share, for the same period in 2014. These expenditures resulted in Core Adjusted Funds from Operations, or Core AFFO, of $1.18 per Share, for the third quarter, compared to $1.04 per Share for the same period in 2014, which represents a 13% increase.

Recurring capital expenditures for the portfolio totaled $48.3 million for the nine months ended September 30, 2015, or approximately $0.61 per Share, as compared to $44.9 million or $0.57 per Share, for the same period in 2014. These expenditures resulted in Core Adjusted Funds from Operations, or Core AFFO, of $3.45 per Share for the nine months ended September 30, 2015, compared to $3.10 per Share for the same period in 2014.

Total capital expenditures for the portfolio during the third quarter were $24.7 million on existing properties, with an additional $9.7 million on redevelopment opportunities. Total capital expenditures for the portfolio during the nine months ended September 30, 2015 were $72.8 million on existing properties, with an additional $22.5 million on redevelopment opportunities.

A reconciliation of FFO and Core AFFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core AFFO can be found later in this release.

Financing Activity
As part of the disposition plans and continued balance sheet improvement, during the quarter, the company paid off $35.1 million related to two property mortgages with scheduled maturities.

Subsequent to quarter-end, the company also paid off $184.9 million of senior unsecured notes at their maturity date.

Subsequent to quarter-end, the company closed on a new unsecured revolving credit facility, replacing the current credit facility. The new credit facility, provides $750.0 million of borrowing capacity, with an option to extend to $1.5 billion at the company's request. The new facility extends the maturity date of the credit facility to April 2020 with one 6-month extension option, and bears interest at LIBOR plus a spread based on an investment ratings grid, currently at 1.00%.

We also amended the terms to one of the three existing terms loans subsequent to quarter-end; extending the maturity from 2017 to 2021 and reducing the interest rate from LIBOR plus a spread of 1.35% to LIBOR plus a spread of 1.10% based on an investment grade ratings grid. The notional amount remained unchanged at $150 million.

Balance Sheet
As of September 30, 2015,

•	Total debt to total capitalization was 34.5% (based on the September 30, 2015 closing stock price),

•	Total net debt to total gross assets (based on gross book value at September 30, 2015) was 39.9%, compared to 41.3% for the same period in the prior year,

•	Total debt outstanding was $3.4 billion at an average effective interest rate of 3.6%,

•	90.4% of the total debt was fixed or hedged against rising interest rates for an average of 4.2 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 4.23x and total net debt to Recurring EBITDA was 5.76x,

•	Approximately $357.6 million combined cash and capacity was available under the company's unsecured credit facility, and

•	Unencumbered assets increased to 70.6% of gross real estate assets as compared to 67.2% in the prior year.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

87th Consecutive Quarterly Common Dividend Declared
Our Board of Directors declared its 87th consecutive quarterly common dividend at an annual rate of $3.08 per common share and unit, which will be paid on October 30, 2015 to holders of record on October 15, 2015.

2015 Core FFO per Share Guidance
The company is revising prior guidance for full year Core FFO, which is now projected to be in a range of $5.39 per Share to $5.49 per Share, or $5.44 per Share at the midpoint, an increase from the prior guidance range of $5.25 per Share to $5.41 per Share.

Management now expects full year revenue growth from the Same Store portfolio to be in the 5.0% to 6.0% range, while property operating expense growth is expected to be in the 3.5% to 4.5% growth. This growth will result in expected property NOI growth in the range of 6.0% to 7.0%, an increase from the prior guidance range of 4.5% to 5.5%.

The company expects total recurring capital expenditures for the full year 2015 to be in the range of $52 million - $56 million, producing Core AFFO of $4.71 per Share to $4.81 per Share, or $4.76 per Share at the mid-point.

Additional information on our 2015 financial and earnings guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this press release can be found on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss third quarter results on Thursday, October 29, 2015, at 9:00 AM Central Time. The conference call-in number is 866-952-7532. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned 79,024 apartment units throughout the Southeast and Southwest regions of the United States as of September 30, 2015. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets, which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•
other risks identified in this press release and, from time to time, in other reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Total property revenue	$261,998	$249,563	$779,441	$738,959

Total NOI	$160,399	$148,681	$476,338	$443,653

Management & leasing fee revenue	$—	$11	$—	$154

Recurring EBITDA	$146,712	$137,302	$433,751	$406,223

Net income per share:
Basic	$1.22	$0.89	$3.84	$1.51
Diluted	$1.22	$0.89	$3.84	$1.51

Funds from operations per share (diluted):
FFO	$1.44	$1.31	$4.20	$3.74
Core FFO	$1.38	$1.28	$4.06	$3.67
Core AFFO	$1.18	$1.04	$3.45	$3.10

Dividends declared per share	$0.7700	$0.7300	$2.3100	$2.1900

Dividends/Core FFO (diluted) payout ratio	55.8%	57.0%	56.9%	59.7%
Dividends/ Core AFFO (diluted) payout ratio	65.3%	70.2%	67.0%	70.6%

Consolidated interest expense	$29,342	$28,251	$88,801	$89,090
Mark-to-market debt adjustment	5,321	5,328	16,053	19,568
Capitalized interest	349	403	1,313	1,253
Total interest incurred	$35,012	$33,982	$106,167	$109,911

Amortization of principal on notes payable	$1,923	$1,562	$6,310	$4,685

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	September 30, 2015	December 31, 2014
Total gross assets	$8,313,918	$8,207,272
Total debt	$3,425,135	$3,524,515
Common shares and units, outstanding end of period	79,564,446	79,458,827
Share price, end of period	$81.87	$74.68
Book equity value, end of period	$3,178,587	$3,057,722
Market equity value, end of period	$6,513,941	$5,933,985
Debt to total market capitalization ratio	34.5%	37.3%
Total net debt/total gross assets	39.9%	42.6%
Unencumbered Assets/Gross Real Estate Assets	70.6%	67.2%
Recurring EBITDA/Debt Service	4.01x	3.75x
Fixed Charge Coverage (1)	4.23x	3.99x
Total Net Debt (2)/Recurring EBITDA (3)	5.76x	6.37x

(1)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(2)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(3)	Recurring EBITDA represents the twelve months ended September 30, 2015.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Operating revenues:
Rental revenues	$239,670	$226,584	$710,775	$671,695
Other property revenues	22,328	22,979	68,666	67,264
Total property revenues	261,998	249,563	779,441	738,959
Management fee income	—	11	—	154
Total operating revenues	261,998	249,574	779,441	739,113
Operating Expenses:
Property operating expenses	101,599	100,882	303,103	296,408
Depreciation and amortization	73,098	70,222	220,606	229,866
Acquisition expense	656	13	2,155	971
Property management expenses	7,628	7,429	23,106	24,019
General and administrative expenses	5,879	6,511	19,103	16,065
Merger related expenses	—	331	—	3,202
Integration related expenses	—	147	—	7,140
Income from continuing operations before non-operating items	73,138	64,039	211,368	161,442
Interest and other non-property (expense) income	(179)	37	(359)	1,077
Interest expense	(29,342)	(28,251)	(88,801)	(89,090)
Loss on debt extinguishment	(5)	(2,586)	(3,384)	(2,586)
Amortization of deferred financing costs	(887)	(1,000)	(2,710)	(3,485)
Net casualty (loss) gain after insurance and other settlement proceeds	(5)	(126)	485	(431)
Gain on sale of depreciable real estate assets excluded from discontinued operations	54,621	36,032	190,031	42,254
Gain on sale of non-depreciable real estate assets	—	—	172	535
Income before income tax expense	97,341	68,145	306,802	109,716
Income tax expense	(512)	(442)	(1,419)	(1,235)
Income from continuing operations before joint venture activity	96,829	67,703	305,383	108,481
(Loss) gain from real estate joint ventures	(1)	3,124	(5)	6,019
Income from continuing operations	96,828	70,827	305,378	114,500
Discontinued operations:
Loss from discontinued operations before (loss) gain on sale	—	(8)	—	(59)
Net casualty gain after insurance and other settlement proceeds on discontinued operations	—	3	—	—
(Loss) gain on sale of discontinued operations	—	(103)	—	5,378
Consolidated net income	96,828	70,719	305,378	119,819
Net income attributable to noncontrolling interests	5,094	3,743	16,078	6,364
Net income available for MAA common shareholders	$91,734	$66,976	$289,300	$113,455

Earnings per common share - basic:
Income from continuing operations available for common shareholders	$1.22	$0.89	$3.84	$1.44
Discontinued property operations	—	—	—	0.07
Net income available for common shareholders	$1.22	$0.89	$3.84	$1.51

Earnings per common share - diluted:
Income from continuing operations available for common shareholders	$1.22	$0.89	$3.84	$1.44
Discontinued property operations	—	—	—	0.07
Net income available for common shareholders	$1.22	$0.89	$3.84	$1.51

Dividends declared per common share	$0.7700	$0.7300	$2.3100	$2.1900

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
NET INCOME SHARES (1)
Weighted average common shares - Basic	75,189	75,058	75,167	74,937
Weighted average partnership units outstanding	—	—	—	—
Effect of dilutive securities	—	—	—	—
Weighted average common shares - Diluted	75,189	75,058	75,167	74,937
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,374	79,263	79,355	79,148
Weighted average common shares and units - Diluted	79,570	79,425	79,543	79,338
PERIOD END SHARES AND UNITS
Common shares at September 30,	75,379	75,242	75,379	75,242
Partnership units at September 30,	4,185	4,202	4,185	4,202
Total shares and units at September 30,	79,564	79,444	79,564	79,444

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, expected to be filed with the SEC on October 30, 2015.

FUNDS FROM OPERATIONS
Dollars in thousands, except per share data
	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income available for MAA common shareholders	$91,734	$66,976	$289,300	$113,455
Depreciation and amortization of real estate assets	72,335	69,613	218,451	228,106
Depreciation and amortization of real estate assets of discontinued operations	—	—	—	42
Loss (gain) on sale of discontinued operations	—	103	—	(5,378)
Gain on sale of depreciable real estate assets excluded from discontinued operations	(54,621)	(36,032)	(190,031)	(42,254)
Gain on disposition within unconsolidated entities	—	(603)	(12)	(4,017)
Depreciation and amortization of real estate assets of real estate joint ventures	6	37	19	391
Net income attributable to noncontrolling interests	5,094	3,743	16,078	6,364
Funds from operations attributable to the Company	114,548	103,837	333,805	296,709
Acquisition expense	656	13	2,155	971
Merger related expenses	—	331	—	3,202
Integration related expenses	—	147	—	7,140
(Gain) on sale of non-depreciable real estate assets	—	—	(172)	(535)
Mark-to-market debt adjustment	(5,321)	(5,328)	(16,053)	(19,568)
Loss on debt extinguishment	5	2,586	3,384	3,126	(1)
Core funds from operations attributable to the Company	109,888	101,586	323,119	291,045
Recurring capital expenditures	(15,814)	(19,205)	(48,310)	(44,864)
Core adjusted funds from operations	$94,074	$82,381	$274,809	$246,181

Weighted average common shares and units - Diluted	79,570	79,425	79,543	79,338

Funds from operations per share and unit - Diluted	$1.44	$1.31	$4.20	$3.74
Core funds from operations per share and unit - Diluted	$1.38	$1.28	$4.06	$3.67
Core adjusted funds from operations per share and unit - Diluted	$1.18	$1.04	$3.45	$3.10

(1) The loss on debt extinguishment for the nine months ended September 30, 2014 includes MAA's share of debt extinguishment costs incurred by its joint venture, Mid-America Multifamily Fund II.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	September 30, 2015	December 31, 2014
Assets
Real estate assets
Land	$913,045	$913,408
Buildings and improvements	6,842,089	6,781,210
Furniture, fixtures and equipment	223,759	214,742
Capital improvements in progress	44,645	80,772
	8,023,538	7,990,132
Accumulated depreciation	(1,410,155)	(1,358,400)
	6,613,383	6,631,732
Undeveloped land	51,779	55,997
Corporate property, net	8,606	7,988
Investments in real estate joint ventures	1,807	1,791
Real estate assets, net	6,675,575	6,697,508
Cash and cash equivalents	44,876	26,653
Restricted cash	89,321	28,181
Deferred financing cost, net	11,901	17,812
Other assets	64,061	61,119
Goodwill	1,607	2,321
Total assets	$6,887,341	$6,833,594

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,373,654	$1,592,116
Unsecured notes payable	2,051,481	1,932,399
Accounts payable	10,509	8,395
Fair market value of interest rate swaps	17,953	13,392
Accrued expenses and other liabilities	243,711	219,044
Security deposits	11,446	10,526
Total liabilities	3,708,754	3,775,872
Redeemable stock	7,266	5,911
Shareholders' equity
Common stock	754	752
Additional paid-in capital	3,623,834	3,619,270
Accumulated distributions in excess of net income	(614,500)	(729,086)
Accumulated other comprehensive loss	(6,306)	(412)
Total MAA shareholders' equity	3,003,782	2,890,524
Noncontrolling interest	167,539	161,287
Total equity	3,171,321	3,051,811
Total liabilities and shareholders' equity	$6,887,341	$6,833,594

NON-GAAP FINANCIALS AND OTHER DEFINITIONS
Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit represents total revenue divided by the average daily number of units that were physically occupied.

Core Adjusted Funds From Operations (Core AFFO)
Core AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from core operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While MAA's definition of Core FFO is similar to others in the industry, MAA's precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. MAA believes that Core FFO is helpful in understanding operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of calculations in this document, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure used as a performance measure. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. MAA's computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Effective Occupancy
Effective occupancy represents contract rents on occupied units divided by the sum of market rents on vacant units and contract rents on occupied units.

Funds From Operations (FFO)
FFO represents net income available for common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to MAA. While MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS (CONTINUED)
Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. MAA's computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio. Within the Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com